Exhibit 5.1

August 31, 2010

Florham Consulting Corp.
845 Third Avenue, 6th Floor
New York, NY 10022

Ladies and Gentlemen:

Re:	Amendment No. 2 to Form S-1
Registration Statement No. 333-164871

We have acted as counsel to Florham Consulting Corp., a Delaware corporation, (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) on August 31, 2010 of an Amendment No. 2 to Form S-1, Registration Statement No. 333-164871, (as amended by such Amendment No. 2, the “Registration Statement”), which relates to the registration of 1,078,234 shares of the common stock of the Company (collectively the “Common Stock”).

This letter is being furnished at your request and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under Securities Act of 1933, as amended, (the “Act”).

The opinions set forth in this letter are subject to the following qualifications:

In giving the opinions set forth in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Certificate of Incorporation and the By-Laws of the Company, (c) such evidence of incumbency of directors and officers of the Company as we have deemed appropriate, (d) such evidence of the corporate proceedings of the Company as we have deemed appropriate, (e) such certificates of officers of the Company as we have deemed appropriate, (f) such certificates of public officials as we have deemed appropriate and (g) such agreements and instruments as we have deemed appropriate.

We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the genuineness of signatures, the authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy and the authenticity of the original of any document submitted to us as a copy and (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter made in any document submitted to us.

We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware, the provisions of the Constitution of the State of Delaware relating to corporations and reported judicial decisions addressing the General Corporation Law of the State of Delaware and such provisions of the Constitution of the State of Delaware (collectively the “General Corporation Law of the State of Delaware”).

Any opinion set forth in this letter deals only with the specific legal issue or issues it explicitly addresses and does not address any other matter (including, but not limited to, except as expressly set forth in such opinion, any matter concerning the contents of the Registration Statement).

This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you of any such change or any effect of any such change on any opinion set forth in this letter.

Subject to the qualifications set forth in this letter, it is our opinion that under the General Corporation Law of the State of Delaware and the Certificate of Incorporation and the By-Laws of the Company the Common Stock has been duly authorized for issuance by the Company and is legally issued, fully paid and nonassessable.

We consent to the use of this letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus that is part of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ Stephen A. Weiss
Stephen A. Weiss